As filed with the Securities and Exchange Commission on November 9, 2015.

Registration No. 333-207719

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM F-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

MESOBLAST LIMITED

(Exact name of Registrant as specified in its charter)

Australia	2836	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Silviu Itescu

Chief Executive Officer and Executive Director

Level 38

55 Collins Street

Melbourne 3000

Australia

Telephone: +61 (3) 9639-6036

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Mesoblast, Inc.

Level 3

505 5th Avenue

New York, NY 10017

(212) 880-2060

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Saper, Esq. Steven V. Bernard, Esq. Megan J. Baier, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304	Peter T. Howard General Counsel and Corporate Executive Level 38 55 Collins Street Melbourne 3000 Australia	Ian Davis John Steven Minter Ellison Level 23, Rialto Towers 525 Collins Street Melbourne 3000 Australia	Thomas J. Ivey, Esq. Mark J. Leemen, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue #1400 Palo Alto, CA 94301

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Ordinary shares, no par value	33,019,430	US$2.42	US$79,907,021	US$8,047

(1)	American depositary shares issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-207378). Each American depositary share represents five ordinary shares.
(2)	Includes (a) all ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option, and (b) all ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this Registration Statement and the date the shares are first bona fide offered to the public. The shares are not being registered for the purpose of sales outside the United States.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(4)	The Registrant previously paid $8,047 of the total registration fee in connection with the prior filings of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

Mesoblast Limited is filing this Amendment No. 2 (this “Amendment”) to its Registration Statement on Form F-1 (Registration No. 333-207719) (the “Registration Statement”) to amend and restate the Exhibit Index set forth in Part II of the Registration Statement. No changes have been made to Part I or Part II of the Registration Statement other than this explanatory note as well as revised versions of the cover page and the Exhibit Index set forth in Part II of the Registration Statement. This Amendment does not contain a copy of the preliminary prospectus included in the Registration Statement, nor is it intended to amend or delete any part of the preliminary prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of directors and officers

Australian law. Australian law provides that a company or a related body corporate of the company may provide for indemnification of officers and directors, except to the extent of any of the following liabilities incurred as an officer or director of the company:

•	a liability owed to the company or a related body corporate of the company;

•	a liability for a pecuniary penalty order made under section 1317G or a compensation order under section 961M, 1317H, 1317HA or 1317HB of the Australian Corporations Act 2001;

•	a liability that is owed to someone other than the company or a related body corporate of the company and did not arise out of conduct in good faith;

•	a liability to pay a pecuniary penalty for a contravention of a provision of Part IV or Part V of the Australian Competition and Consumer Act 2010 which deal respectively with certain restrictive trade practices and carbon price reduction obligations;

•	a liability to pay a pecuniary penalty for a contravention of provisions of the Australian Consumer Law dealing with:

•	unconscionable conduct;

•	unfair practices;

•	display notices;

•	unsolicited consumer agreements;

•	lay-by agreements;

•	proof of transaction and itemized bills;

•	prescribed requirements for warranties and repairers;

•	safety of consumer goods and product related services;

•	information standards;

•	substantiation notices; and

•	attempting, abetting, inducing, conspiring with others or being involved in a contravention of those provisions

•	liability to pay a pecuniary penalty for a contravention of provisions of the Australian Securities and Investments Commission Act 2001 dealing with:

•	unconscionable conduct in relation to financial services; and

•	certain consumer protection provisions in connection with financial services; or

•	legal costs incurred in defending an action for a liability incurred as an officer or director of the company if the costs are incurred:

•	in defending or resisting proceedings in which the officer or director is found to have a liability for which they cannot be indemnified as set out above;

•	in defending or resisting criminal proceedings in which the officer or director is found guilty;

•	in defending or resisting proceedings brought by the Australian Securities & Investments Commission or a liquidator for a court order if the grounds for making the order are found by the court to have been established (except costs incurred in responding to actions taken by the Australian Securities & Investments Commission or a liquidator as part of an investigation before commencing proceedings for a court order); and

•	in connection with proceedings for relief to the officer or a director under the Corporations Act, in which the court denies the relief.

Constitution. Our Constitution provides, to the extent permitted by the law and the Corporations Act, for the indemnification of every person who is or has been an officer or a director of the company against liability incurred by that person as an officer or director. This includes any liability incurred by that person in their capacity as an officer or director of any of our subsidiaries that does not arise out of conduct involving a lack of good faith or conduct known to the other person to be unlawful. The indemnity also applies to the extent permitted by the Corporations Act to costs and expenses incurred by the person in defending proceedings, whether civil or criminal, in which the courts grant relief to the person under the Corporations Act.

Indemnification Agreements. Pursuant to Deeds of Indemnity, Insurance and Access, the forms of which are filed as Exhibit 10.23 and 10.24 to this registration statement, we have agreed to indemnify our directors and certain officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

SEC Position. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Pursuant to the underwriting agreement for this offering, the form of which is filed as Exhibit 1.1 to this registration statement, the underwriters will agree to indemnify our directors and officers, persons controlling us, within the meaning of the Securities Act, against certain liabilities that might arise out of or are based upon certain information furnished to us by any such underwriter.

Item 7.	Recent sales of unregistered securities

In the past three years, we have issued and sold to third parties the securities listed below without registering the securities under the Securities Act of 1933, as amended. None of these transactions involved any public offering. All our securities were sold either (i) outside the United States or (ii) in the United States to a limited number of investors in transactions not involving any public offering. As discussed below, we believe that each issuance of these securities was exempt from, or not subject to, registration under the Securities Act.

•	On April 15, 2015, we issued 15,298,837 ordinary shares to Celgene Corporation. Consideration per share was A$3.82 per share, for an aggregate amount of approximately A$58.5 million. The issuance was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act.

•	On March 14, 2013, we issued 26,970,979 ordinary shares to institutional investors in Australia and certain other countries. Consideration per share was A$6.30, for an aggregate amount of approximately A$170 million. This issuance was exempt from registration under the Securities Act in reliance on Regulation S.

•	On October 29, 2013, we issued 70,164 ordinary shares as consideration for the acquisition of certain assets from Provasculon, Inc. Consideration per share was A$5.96, for an aggregate amount of approximately A$0.4 million. This issuance was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and Regulation S.

•	On December 18, 2013, we issued 2,948,729 ordinary shares to Osiris Therapeutics, Inc. as consideration for taking delivery of the assigned and other assets pursuant to the purchase agreement for the acquisition of the entire culture expanded mesenchymal stem cell business of Osiris Therapeutics, Inc. Consideration per share was A$5.69, for an aggregate amount of approximately A$17 million. This issuance was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and Regulation S.

In addition, we granted the following options to certain of our officers, directors, employees and consultants under our Employee Stock Option Plan:

•	options to purchase 4,925,000 of our ordinary shares at exercise prices per share ranging from A$4.07 to A$4.22 in the period from July 1, 2015 through the date of this prospectus;

•	options to purchase 9,825,000 of our ordinary shares at exercise prices per share ranging from A$4.02 to A$5.80 in the year ended June 30, 2015. Of those 9,825,000 options, 2,985,000 options were granted as remuneration for the repurchase and cancellation of 2,985,000 of our ordinary shares held in trust for certain of our officers;

•	options to purchase 5,395,000 of our ordinary shares at exercise prices per share ranging from A$5.92 to A$6.79 in the year ended June 30, 2014; and

•	options to purchase 4,345,000 of our ordinary shares at exercise prices per share ranging from A$6.29 to A$6.70 in the year ended June 30, 2013.

In addition, we issued the following fully-paid ordinary shares upon exercise of employee options, ranging from A$0.06 to A$3.48 per share:

•	422,903 ordinary shares from July 1, 2015 through the date of this prospectus;

•	1,043,798 ordinary shares in the year ended June 30, 2015;

•	987,300 ordinary shares in the year ended June 30, 2014; and

•	2,552,816 ordinary shares in the year ended June 30, 2013.

We believe that the issuance of these securities were exempt from registration under the Securities Act in reliance upon Regulation S or Rule 701 of the Securities Act as transactions pursuant to written compensatory plans or pursuant to a written contract relating to compensation. No underwriters were employed in connection with the foregoing option grants and restricted share unit awards.

Item 8.	Exhibits and financial statement schedules

(a) Exhibits

See exhibit index of this registration statement.

(b) Financial statement schedules

All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financial statements or related notes.

Item 9.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in New York, New York on this 9th day of November, 2015.

MESOBLAST LIMITED

By:	/s/ Silviu Itescu
Name:	Silviu Itescu
Title:	Executive Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

* Brian Jamieson	Chairman of the Board of Directors	November 9, 2015

/s/ Silviu Itescu Silviu Itescu	Executive Director and Chief Executive Officer (Principal Executive Officer)	November 9, 2015

* Paul Hodgkinson	Chief Financial Officer (Principal Financial and Accounting Officer)	November 9, 2015

* William Burns	Director	November 9, 2015

* Donal O’Dwyer	Director	November 9, 2015

* Eric Rose	Director	November 9, 2015

* Ben-Zion Weiner	Director	November 9, 2015

* Michael Spooner	Director	November 9, 2015

*By:	/s/ Silviu Itescu Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of Mesoblast, Inc., has signed this registration statement in New York, New York on November 9, 2015.

By:	/s/ Michael Schuster
Name:	Michael Schuster
Title:	New Product and Technology Evaluation, Investor Relations

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

3.1*	Certificate of Registration of Mesoblast Limited.

3.2*	Constitution of Mesoblast Limited.

4.1*	Form of Deposit Agreement between Mesoblast Limited and JPMorgan Chase Bank, N.A., as depositary, and Holders of the American Depositary Receipts.

4.2*	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.1).

5.1*	Opinion of Minter Ellison.

10.1*†	Development and Commercialization Agreement by and between Angioblast Systems, Inc. and Cephalon, Inc., dated December 7, 2010.

10.2*†	Letter Agreement pertaining to the Development and Commercialization Agreement by and between Angioblast Systems, Inc. and Cephalon, Inc., dated August 10, 2011.

10.3*†	Amendment to Development and Commercialization Agreement by and between Mesoblast, Inc. as successor to Angioblast Systems, Inc. and Cephalon, Inc., dated September 24, 2013.

10.4*	Clinical Trial Agreement by and between The National Heart, Lung, and Blood Institute and Mesoblast, Inc. dated July 28, 2014.

10.5*	Subscription Deed by and between Mesoblast Limited and Cephalon International Holdings, Inc., dated December 2010.

10.6*†	Manufacturing Services Agreement by and between Mesoblast Limited and Lonza Walkersville, Inc. and Lonza Bioscience Singapore Pte. Ltd., dated September 20, 2011.

10.7*	Purchase Agreement by and between Mesoblast International Sàrl and Osiris Therapeutics, Inc., dated October 10, 2013.

10.8*	Amendment #1 to Purchase Agreement by and between Mesoblast International Sàrl and Osiris Therapeutics, Inc., dated December 17, 2014.

10.9*†	License Agreement by and between Osiris Acquisition II, Inc. and JCR Pharmaceuticals Co., Ltd. dated August 26, 2003.

10.10*†	Amendment 1 to License Agreement by and between Osiris Acquisition II, Inc. and JCR Pharmaceuticals Co., Ltd., dated June 27, 2005.

10.11*	Technology Transfer and License Agreement by and between Case Western Reserve University and Osiris Therapeutics, Inc., dated January 1, 1993.

10.12*	Amendment Number 1 to Technology Transfer and License Agreement by and between Case Western Reserve University and Osiris Therapeutics, Inc., dated November 3, 1993.

10.13*	Amendment to the Technology Transfer and License Agreement by and between Case Western Reserve University and Osiris Therapeutics, Inc., dated October 18, 1999.

10.14*	Third Amendment to Technology Transfer and License Agreement by and between Case Western Reserve University and Osiris Therapeutics, Inc., dated October 27, 2003.

10.15*	Intellectual Property Assignment Deed by and between Mesoblast Limited and Medvet Science Pty Ltd, dated October 4, 2004.

10.16*	Deed of Option and Assignment and Termination, by and between Mesoblast Limited and Peter MacCallum Cancer Institute, dated August 10, 2010.

Exhibit Number	Description

10.17#*	Loan Funded Share Plan Rules, as amended, and form of loan agreement thereunder.

10.18#*	Employee Share Option Plan Rules, and form of option agreement thereunder.

10.19#*	Employment Agreement, dated August 8, 2014, by and between Mesoblast Limited and Silviu Itescu.

10.20*	Agreement of Sub-Sublease, by and between Mesoblast Limited and Carlo Pazolini (USA), LLC, dated September 23, 2013.

10.21*	Sublease, by and between Mesoblast Limited and CIT Group Inc., dated September 27, 2011.

10.22*	Sublease, by and between Mesoblast Limited and Collins Place Pty Ltd, AMP Capital Investors Limited, and Australia and New Zealand Banking Group Limited, dated April 21, 2014.

10.23*	Form of 2012 Deed of Indemnity, Insurance and Access.

10.24*	Form of 2014 Deed of Indemnity, Insurance and Access.

21.1*	List of Subsidiaries of Mesoblast Limited.

23.1	Consent of Pricewaterhousecoopers, Independent Registered Public Accounting Firm.

23.2*	Consent of Minter Ellison (included in Exhibit 5.1).

24.1*	Powers of Attorney (included in page II-5 to this Registration Statement)

#	Indicates management contract or compensatory plan.
*	Previously filed.
†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted and have been filed separately with the Securities and Exchange Commission.